Exhibit 10.4

THE COCA-COLA COMPANY

SEVERANCE PAY PLAN

AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2020

ARTICLE 1
PURPOSE AND ADOPTION OF PLAN
The Coca-Cola Company established The Coca-Cola Company Severance Pay Plan (the "Plan") effective as of January 1, 1993 to provide benefits to certain eligible employees of the Company who were terminated by the Company. The Company now amends and restates the Plan effective January 1, 2020. The Plan shall be an unfunded severance pay plan that is a welfare plan as such term is defined by the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), the benefits of which shall be paid solely from the general assets of the Company.
The Plan, as amended and restated, is applicable to employees whose employment is terminated on or after January 1, 2020.

ARTICLE 2
DEFINITIONS
For purposes of this Plan, the following terms shall have the meanings set forth below.

Administrator means the individual(s) designated by the Committee to make certain determinations with regard to benefits payable under Article 3 and claims under Article 5 of this Plan.

Affiliate means any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital at the relevant time.

Approved Leave of Absence means an approved military leave of absence or leave of absence under the Family and Medical Leave Act.

Cause means a violation of the Company’s Code of Business Conduct or any other policy of the Company or an Affiliate, or gross misconduct, all as determined by the Administrator, in its sole discretion.

Committee means The Coca-Cola Company Benefits Committee appointed by the Senior Vice President, Chief People Officer (or the most senior human resources officer of the Company), which shall act on behalf of the Company to administer the Plan as provided in Article 4.

Company     means The Coca-Cola Company.
Comparable Position means a position in the Company or with an Affiliate, or a position with an entity to whom all or any part of a Company division, subsidiary, or other business segment is outsourced, sold or otherwise disposed (including, without limitation, a disposition by sale of shares of stock or of assets) that, at the time the employment offer is made:

(a)    except in the case of a Global Mobility Assignee, provides a principal place of employment of not more than 50 miles from the last principal place of employment with the Company or an Affiliate, and

(b)Provides a base salary (or hourly wage, if applicable) that is at least equal to the base salary (or hourly wage, if applicable) of the current position.

Disability or Disabled     means a condition for which a Participant becomes eligible for and receives a disability benefit under the long term disability insurance policy issued to the Company providing Basic Long Term Disability Insurance benefits pursuant to The Coca-Cola Company Health and Welfare Benefits Plan, or under any other long term disability plan that hereafter may be maintained by the Company or any Affiliate.
Global Mobility Assignee     means an employee of the Company or any Affiliate who is classified as a Global Mobility Assignee in the Company’s personnel and payroll systems.
Participant     means:
(a)a regular full-time or regular part-time (working at least 30 hours per week) employee of the Company or a Participating Affiliate who works primarily within the United States (one of the fifty states or the District of Columbia) and who is actively at work or on an Approved Leave of Absence, or
(b)a regular, full-time salaried Global Mobility Assignee who is actively at work or on an Approved Leave of Absence.
The term "Participant" shall not include any employee covered by a collective bargaining agreement between an employee representative and the Company or any Affiliate, unless the collective bargaining agreement provides for the employee’s participation in this Plan.

An individual shall be treated as an "employee" for purposes of this Plan for any period only if (i) he is actually classified during such period by the Company (or to the extent applicable, any Affiliate) on its payroll, personnel and benefits system as an employee, and (ii) he is paid for services rendered during such period through the payroll system, as distinguished from the accounts payable department, of the Company or the Affiliate. No other individual shall be treated as an employee under this Plan for any period, regardless of his or her status during such period as an employee under common law or under any statute. In addition, an individual shall be treated as an exempt or nonexempt employee for purposes of this Plan only if he is actually classified during such period by the Company or an Affiliate on its payroll, personnel and benefits system as an exempt or nonexempt employee.

Participating Affiliate     means any Affiliate that the Committee has designated as such, as set forth in Appendix A.
Plan     means The Coca-Cola Company Severance Pay Plan.

Qualifying Event means an involuntary loss of employment for reasons other than poor performance or Cause. A Qualifying Event shall not, however, include a seasonal layoff or voluntary reduction in hours.

Weekly Pay     means:
a.For a Participant who pay is based on a base salary, “Weekly Pay” means 1/52 of a Participant’s annual base salary (as determined by the Committee) as in effect on the date the Committee determines that his active employment terminated.

b.For a Participant whose pay is based on an hourly rate, “Weekly Pay” means that individual’s hourly rate multiplied by the lesser of (i) 40 or (ii) the number of hours per week the individual ordinarily was expected to work immediately before his or her termination of employment, as determined by the Committee.

c.For a Participant whose pay is based on a daily rate, “Weekly Pay” means the amount used to calculate his or her hourly paid time off rate (e.g., pay for one hour of vacation) multiplied by the lesser of (i) 40 or (ii) the number of hours per week the individual ordinarily was expected to work immediately before his or her termination of employment, as determined by the Committee.

d.For a Participant whose pay depends, at least in part, on commissions, “Weekly Pay” shall mean his or her basic weekly pay rate (as determined under subparagraph (a) above), plus the weekly average commission he or she earned during the calendar year immediately preceding the calendar year in which his or her active employment terminates (or, if not employed during the prior year, in the year of termination).

(a)The Weekly Pay of a Participant shall not include amounts being paid to the individual as a cost of living adjustment (COLA) or cost of relocation adjustment (CORA).

(b)Committee may, from time to time, establish procedures consistent with the provisions of subparagraphs (a) through (e) of this definition for determining the “Weekly Pay” of Participants.

Years of Service     means:
(a)    for each Participant who is a Global Mobility Assignee, the Participant’s full and continuous whole years of employment as a part-time, regular, hourly or salaried employee of the Company or any Affiliate, as determined by the Committee based on the Company’s or Affiliate’s personnel records; and
(b) for each other Participant, the Participant’s whole Years of Vesting Service, as defined in the qualified pension plan in which the Participant participates; provided,

(c)    "Years of Service" shall not include any period of employment with the Company or any Affiliate for which the Participant is receiving or previously has received any severance pay or similar benefits, whether under this Plan or any other plan or arrangement sponsored or paid by the Company or any Affiliate.

ARTICLE 3
BENEFITS
3.1    Circumstances in Which Benefits are Payable    .
(a)    Qualifying Event    . A Participant shall qualify for a benefit under Section 3.3(a) of this Plan as a result of his involuntary loss of employment with the Company, a Participating Affiliate, or, solely with respect to a Global Mobility Assignee, an Affiliate, if the Administrator in its discretion determines that:
1.his employment terminated as a result of a Qualifying Event;
a.    his termination was unrelated to a sale or other disposition, including outsourcing, of all or any part of a division, subsidiary or other business segment (including, without limitation, a disposition by sale of shares of stock or of assets) in which he was employed, unless he was not offered a Comparable Position with the purchaser, acquirer or outsource vendor of the division, subsidiary or business segment; and
2.he properly, timely and unconditionally executes and does not revoke, the release and, if applicable, an agreement on confidentiality and competition required under Section 3.1(c).

(b)    Other Involuntary Terminations    . A Participant who fails to satisfy the requirements of Section 3.l(a) ) nevertheless shall qualify for a benefit as a result of his involuntary loss of employment with the Company, a Participating Affiliate, or, solely with respect to a Global Mobility Assignee, an Affiliate, if:
(1)    his employment was not terminated for Cause; and
(2)    he properly, timely and unconditionally executes, and does not revoke, the release and, if applicable, an agreement on confidentiality and competition required under Section 3.1(c).

The benefit payable under this Section 3.1(b) shall equal the Participant’s Weekly Pay multiplied by eight.

(c)    Release, Noncompetition and Nondisclosure Form    . Participants shall be provided with releases and agreements on confidentiality and competition that Participants shall be required to properly, timely and unconditionally execute as a condition to qualifying for a benefit under this Plan, and such documents shall set forth the minimum requirements for a release and an agreement on confidentiality and competition under this Plan. The Administrator, as part of each determination under Section 3.1, also shall determine whether the release for a Participant shall (for reasons sufficient to the Administrator) include requirements in addition to the minimum requirements set forth in the form and shall revise the form release for such Participant accordingly. The Administrator in its sole discretion shall (for reasons sufficient to the Administrator) determine whether a Participant is required also to sign an agreement on confidentiality and competition to qualify for a benefit under this Plan. The Administrator, also shall determine whether the agreements shall contain additional requirements such as, but not limited to, a non-solicitation agreement and a non-disparagement agreement. If a Participant declines to properly, timely and unconditionally execute the release and, if applicable, an agreement on confidentiality and competition required by the Administrator for the benefit described in Section 3.1(a), (b) or (c), the Participant shall not qualify for any benefit under this Plan.
3.2    Circumstances in Which Benefits are Not Payable    .

Notwithstanding any other provision in this Plan to the contrary, an employee is not entitled to benefits under this Plan if the employee:

(a)    voluntarily terminates employment,

(b)    was Disabled or on a leave of absence (except for an Approved Leave of Absence) immediately prior to his termination of employment,

(c)    prior to receiving any benefit under the Plan, is offered a Comparable Position, as determined by the Administrator, with the Company or one of its Affiliates,

(d)    is offered a Comparable Position, as determined by the Administrator, in connection with the sale or other disposition, including outsourcing, of all or any part of a division, subsidiary or other business segment (including, without limitation, a disposition by sale of shares of stock or of assets) in which he was employed,

(e)    is terminated for Cause, as determined by the Administrator,

(f)    is receiving pension benefits while a Participant from a qualified defined benefit pension plan sponsored by the Company or an Affiliate, or

(g)    waived participation in the Plan through any means, receives severance pay under another severance plan of the Company or an Affiliate or has entered into an individual employment or severance agreement with the Company or an Affiliate that provides for severance benefits and such agreement is in effect on the date of the Participant’s termination of employment, even if such severance benefits would be less than that offered under the Plan.

3.1    Benefit Formula.
(a)    Unless a Participant is described in Section 3.3(b) or 3.3(c) below, if a Participant qualifies under Section 3.l(a) (Qualifying Event) for a benefit, his benefit under this Plan shall equal his Weekly Pay multiplied by the number of weeks set forth below. A Participant shall be assigned to a benefit opposite his job grade (as determined from the Company’s or Participating Affiliate’s payroll records as of the date his employment terminated) and, if applicable, his status as an elected corporate officer of the Company as of the date his employment terminated, under this Section 3.3(a):

Job Grade	Benefit
18 or higher	104 times Weekly Pay
15, 16, 17	78 times Weekly Pay
13, 14	52 times Weekly Pay
1 through 12 Retail and Attraction	2 times Weekly Pay times Years of Service, with a minimum benefit of 12 times Weekly Pay and a maximum benefit of 52 times Weekly Pay
Regular Part-time (all job grades)	1 times Weekly Pay times Years of Service, with a minimum benefit of 2 times Weekly Pay and a maximum benefit of 12 times Weekly Pay

* All language refers to full time employees unless noted otherwise.

(b)    If a regular full-time nonexempt employee qualifies under Section 3.l(a) (Qualifying Event) for a benefit and (i) works at the Atlanta Beverage Base facility (ii) is assigned to a manufacturing line at the World of Coca-Cola at Pemberton Place, or (iii) works at a facility listed on Appendix B, such benefit under this Plan shall equal the Participant’s Weekly Pay multiplied by the service factor set forth in the following table:
Years of Service    Service Factor
Less than 8 years     8 weeks
8 years but less than 9     9 weeks
9 years but less than 10    10 weeks
10 years but less than 11    11 weeks
11 years but less than 12    12 weeks
12 years but less than 13    13 weeks
13 years but less than 14    14 weeks
14 years but less than 15    15 weeks
15 years but less than 16    16 weeks
16 years but less than 17    18 weeks
17 years but less than 18    20 weeks
18 years but less than 19    22 weeks
19 years but less than 20    24 weeks
20 years or more    26 weeks

3.2    Benefit Payment Timing    . If a Participant qualifies for a benefit under this Plan, such benefit shall be paid as soon as practicable after his active employment has terminated, and payment shall be made in a lump sum. In no event shall a benefit under this Plan be paid after March 15th of the year following the year of Participant’s termination of employment. No interest whatsoever shall be paid on any benefit under this Plan.
3.3    Withholding    . The Company shall have the right to take such action as it deems necessary or appropriate in order to satisfy any federal, state or local income or other tax requirement to withhold or make deductions from any benefit otherwise payable under this Plan.
3.4    Forfeiture of Benefit    .
(a)    Reemployment. If a Participant who is entitled to a benefit under the Plan is reemployed by the Company or any Affiliate, his benefit under the Plan shall be forfeited in accordance with the following:
(1)    If the Participant is reemployed prior to receiving any benefit under the Plan, he shall forfeit the entire benefit otherwise payable under the Plan.
(2)    If he is reemployed after receiving his entire benefit under the Plan in the form of a lump sum, he shall return to the Company that portion of the lump sum equal to the remaining amount of benefit that would have been payable to him, as of the date he is reemployed, if he had received his Plan benefit on a periodic basis.
(b)    Violation of Code of Business Conduct or Company Policy    . If, following the determination that a Participant is entitled to a benefit under the Plan, the Administrator determines that during the Participant’s employment, the Participant violated the Company’s Code of Business Conduct or any other policy of the Company or Participating Affiliate, all or a portion of the Participant’s benefit under the Plan may cease or be forfeited. The Administrator has the sole discretion to determine on a case-by-case basis any benefit or benefit payment that will be forfeited and/or returned to the Company.

(c)    Disability. If, following the determination that a Participant is entitled to a benefit under the Plan, the Participant becomes Disabled, his benefit under the Plan shall cease or be forfeited and any benefit paid must be repaid to the Company or Participating Affiliate.
3.8    No Duplication of Benefits    . If the Administrator determines that the benefit payable under this Plan to a Participant duplicates (directly or indirectly) any other benefit otherwise payable to such Participant by the Company or any Affiliate (including, without limitation, any repatriation payment or allowance or any termination indemnity), the Administrator shall have the right to reduce the benefit otherwise payable under this Plan to the extent deemed necessary to eliminate such duplication.

ARTICLE 4
ADMINISTRATION
4.1    Committee.
(a)    The Committee shall be responsible for the general administration of the Plan. As such, the Committee is the "Plan Administrator" and a "named fiduciary" of the Plan (as those terms are used in ERISA). In the absence of the appointment of a Committee, the functions and powers of the Committee shall reside with the Company. The Committee, in the exercise of its authority, shall discharge its duties with respect to the Plan in accordance with ERISA and corresponding regulations, as amended from time to time.
(b)    The Committee shall establish regulations for the day-to-day administration of the Plan. The Committee and its designated agents shall have the exclusive right and discretion to interpret the terms and conditions of the Plan and to decide all matters arising with respect to the Plan's administration and operation (including factual issues). Any interpretations or decisions so made shall be conclusive and binding on all persons. The Committee or its designee may pay the expenses of administering the Plan or may reimburse the Company or other person performing administrative services with respect to the Plan if the Company or such other person directly pays such expenses at the request of the Committee.
4.2    Authority to Appoint Advisors and Agents.     The Committee and Severance Benefit Committee may appoint, designate and employ such persons as it may deem advisable and as it may require in carrying out the provisions of the Plan. To the extent permitted by law, the members of the Committee and the Administrator shall be fully protected by any action taken in reliance upon advice given by such persons and in reliance on tables, valuations, certificates, determinations, opinions and reports that are furnished by any accountant, counsel, claims administrator or other expert who is employed or engaged by the Committee.
4.3    Compensation and Expenses of Committee.     The members of the Committee shall receive no compensation for its duties hereunder, but the Committee shall be reimbursed for all reasonable and necessary expenses incurred in the performance of its duties, including counsel fees and expenses. Such expenses of the Committee, including the compensation of administrators, actuaries, counsel, agents or others that the Committee may employ, shall be paid out of the general assets of the Company.
4.4    Records.     The Committee shall keep or cause to be kept books and records with respect to the operations and administration of this Plan.
4.5    Indemnification of Committee.     The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Committee and the Administrator or as their delegate(s) against all liabilities, damages, costs and expenses, including attorneys' fees and amounts paid in settlement of any claims approved by the Company, occasioned by any act or failure to act in connection with the Plan, unless such act or omission arises out of such employee's gross negligence, willful neglect or willful misconduct.

4.6    Fiduciary Responsibility Insurance, Bonding.     If the Company has not done so, the Committee may purchase appropriate insurance on behalf of the Plan and the Plan's fiduciaries to cover liability or losses occurring by reason of the acts or omissions of a fiduciary; provided, however, that such insurance to the extent purchased by the Plan must permit recourse by the insurer against the fiduciary in the case of a breach of a fiduciary duty or obligation by such fiduciary. The cost of such insurance shall be paid out of the general assets of the Company. The Committee may also obtain a bond covering all the Plan's fiduciaries, to be paid from the general assets of the Company.

ARTICLE 5
CLAIMS PROCEDURE

5.1	Right to File a Claim. Any Participant who believes he is entitled to a benefit hereunder that has not been received, may file a claim in writing with the Administrator. The claim must be filed within six months after the date of the Participant’s termination of active employment. The Administrator may require such claimant to submit additional documentation, if necessary, in support of the initial claim.

5.2    Denial of a Claim. Any claimant whose claim to any benefit hereunder has been denied in whole or in part shall receive a notice from the Administrator within 90 days of such filing or within 180 days after such receipt if special circumstances require an extension of time. If the Administrator determines that an extension of time is required, the claimant will be notified in writing of the extension and reason for the extension within 90 days after the Administrator’s receipt of the claim. The extension notice will also include the date by which the Administrator expects to make the benefit determination. The notice of the denial of the claim will set forth the specific reasons for such denial, specific references to the Plan provisions on which the denial was based and an explanation of the procedure for review of the denial.

5.3    Claim Review Procedure. A claimant may appeal the denial of a claim to the Committee by written request for review to be made within 60 days after receiving notice of the denial. The request for review shall set forth all grounds on which it is based, together with supporting facts and evidence that the claimant deems pertinent, and the Committee shall give the claimant the opportunity to review pertinent Plan documents in preparing the request. The Committee may require the claimant to submit such additional facts, documents or other material as it deems necessary or advisable in making its review. The Committee will provide the claimant a written or electronic notice of the decision within 60 days after receipt of the request for review, except that, if there are special circumstances requiring an extension of time for processing, the 60-day period may be extended for an additional 60 days. If the Committee determines that an extension of time is required, the claimant will be notified in writing of the extension and reason for the extension within 60 days after the Committee’s receipt of the request for review. The extension notice will also include the date by which the Committee expects to complete the review. The Committee shall communicate to the claimant in writing its decision, and if the Committee confirms the denial, in whole or in part, the communication shall set forth the reasons for the decision and specific references to the Plan provisions on which the decision is based.

5.4    Limitation on Actions. Any suit for benefits must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of the claim. Notwithstanding any other provision herein, any suit for benefits must be brought within two years of the date of termination of active employment. No claimant may file suit for benefits until exhausting the claim review procedure described herein. All suits must be brought in the U.S. District Court for the Northern District of Georgia in Atlanta, Georgia in accordance with Section 7.7.

ARTICLE 6
AMENDMENT AND TERMINATION OF PLAN

6.1    Amendment of Plan.     The Committee reserves the right to amend the provisions of the Plan at any time to any extent and in any manner it desires by execution of a written document describing the intended amendment(s).

6.2    Termination of Plan.     The Company shall have no obligation whatsoever to maintain the Plan or any benefit under the Plan for any given length of time. The Company reserves the right to terminate the Plan or any benefit option under the Plan at any time by written document.

ARTICLE 1
MISCELLANEOUS PROVISIONS
1.1    Plan Is Not an Employment Contract.     This Plan is not a contract of employment, and neither the Plan nor the payment of any benefits will be construed as giving to any person any legal or equitable right to employment by the Company or any Affiliate. Nothing herein shall be construed to interfere with the right of the Company of any Affiliate to discharge, with or without cause, any employee at any time.
1.2    Assignment.     A Participant may not assign or alienate any payment with respect to any benefit that a Participant is entitled to receive from the Plan, and further, except as may be prescribed by law, no benefits shall be subject to attachment or garnishment of or for a Participant's debts or contracts, except for recovery of overpayments made on a Participant's behalf by this Plan.
1.3    Fraud.     No payments with respect to benefits under this Plan will be paid if the Participant attempts to perpetrate a fraud upon the Plan with respect to any such claim. The Committee shall have the right to make the final determination of whether a fraud has been attempted or committed upon the Plan or if a misrepresentation of fact has been made, and its decision shall be final, conclusive and binding upon all persons. The Plan shall have the right to fully recover any amounts, with interest, improperly paid by the Plan by reason of fraud, attempted fraud or misrepresentation of fact by a Participant and to pursue all other legal or equitable remedies.

1.4    Offset for Monies Owed. The benefits provided hereunder will be offset for any monies that the Committee determines are owed to the Company or any Affiliate.
1.5    Funding Status of Plan.     The benefits provided hereunder will be paid solely from the general assets of the Company, and nothing herein will be construed to require the Company or the Committee to maintain any fund or segregate any amount for the benefit of any Participant. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Company from which any payment under the Plan may be made.
1.6    Construction.     This Plan shall be construed, administered and enforced according to the laws of the State of Delaware, except to the extent preempted by federal law. The headings and subheadings are set forth for convenient reference only and have no substantive effect whatsoever. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons or entity may require.
1.7    Restriction of Venue. Any legal action in connection with the Plan by an employee, Participant, or other interested party shall only be brought in the U.S. District Court for the Northern District of Georgia in Atlanta, Georgia.
1.8    Conclusiveness of Records.     The records of the Company with respect to age, employment history, compensation, and all other relevant matters shall be conclusive for purposes of the administration of, and the resolution of claims arising under, the Plan.

The Coca-Cola Company has caused this amended and restated document to be signed by its duly authorized officer, effective as of January 1, 2020.

THE COCA-COLA COMPANY BENEFITS COMMITTEE

By: /s/ Susan Murphy
Susan Murphy, Chairperson
The Coca-Cola Company Benefits Committee

APPENDIX A
Participating Affiliates

Caribbean International Sales Corporation, Inc.

Coca-Cola Properties, LLC

International Auditors, Inc.

APPENDIX B

Section 3.3(b) Facilities

Syrup (Food Service) Plants
Ontario Syrup Plant (CA)
Dunedin Syrup Plant (FL)
Atlanta Syrup Plant (GA)
Honolulu Syrup Plant (HI)
Columbus Syrup Plant (OH)
Portland Syrup Plant (OR)
Lehigh Valley Syrup Plant & Macungie Warehouse (PA)
Dallas Syrup Plant (TX)

Thermal (Hot-fill/Juice/Water) Plants
American Canyon (CA)
Anaheim (CA)
Chino Warehouse (CA)
Apopka (FL)
Mainstreet (FL)
Northampton (MA)
Paw Paw (MI)
Truesdale (MO)
Milesburg (PA)
Waco (TX)